UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2023

HERSHA HOSPITALITY TRUST
(Exact Name of Registrant as Specified in Charter)

Maryland	001-14765	25-1811499
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

44 Hersha Drive Harrisburg, Pennsylvania (Address of Principal Executive Offices)	17102 (Zip Code)

(717) 236-4400
(Registrant’s telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Shares of Beneficial Interest, par value $0.01 per share	HT	New York Stock Exchange
6.875% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $.01 per share	HT-PC	New York Stock Exchange
6.50% Series D Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $.01 per share	HT-PD	New York Stock Exchange
6.50% Series E Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $.01 per share	HT-PE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On August 27, 2023, Hersha Hospitality Trust, a Maryland real estate investment trust (the “Company”), Hersha Hospitality Limited Partnership, a Virginia limited partnership and a subsidiary of the Company (“Company OP”), 1776 Portfolio Investment, LLC, a Delaware limited liability company (“Parent”), 1776 Portfolio REIT Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“REIT Merger Sub”), and 1776 Portfolio OP Merger Sub, LP, a Virginia limited partnership and subsidiary of Parent (“OP Merger Sub” and, together with Parent and REIT Merger Sub, the “Parent Parties”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, OP Merger Sub will be merged with and into Company OP (the “Partnership Merger”, and such surviving entity, the “Surviving Partnership”) and, immediately following the Partnership Merger, the Company shall be merged with and into REIT Merger Sub (the “Company Merger” and, together with the Partnership Merger, the “Mergers”). Upon completion of the Company Merger, REIT Merger Sub will survive as a wholly owned subsidiary of Parent and the separate existence of the Company will cease. The Company Merger and the other transactions contemplated by the Merger Agreement were approved and declared advisable by the board of trustees of the Company (the “Company Board”) and the Transaction Committee of the Company Board (the “Company Transaction Committee”).

Merger Consideration

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, (i) at the effective time of the Company Merger (the “Company Merger Effective Time”), (A) each Priority Class A common share of beneficial interest, $0.01 par value per share, of the Company (each, a “Company Common Share”) issued and outstanding immediately prior to the Company Merger Effective Time will be automatically converted into the right to receive an amount in cash equal to $10.00 per share (the “Per Company Share Merger Consideration”, and in the aggregate, the “Merger Consideration”), without interest; (B) each 6.875% Series C Cumulative Redeemable Preferred Share of Beneficial Interest, par value $0.01 per share, of the Company (each, a “Series C Preferred Share”) issued and outstanding immediately prior to the Company Merger Effective Time will be automatically converted into the right to receive an amount in cash equal to $25.00 per share plus accrued and unpaid dividends, if any, up to and including the date on which the closing takes place (the “Closing Date”), without interest (the “Per Company Series C Preferred Share Merger Consideration”); (C) each 6.50% Series D Cumulative Redeemable Preferred Share of Beneficial Interest, par value $0.01 per share, of the Company (each, a “Series D Preferred Share”) issued and outstanding immediately prior to the Company Merger Effective Time will be automatically converted into the right to receive an amount in cash equal to $25.00 per share plus accrued and unpaid dividends, if any, up to and including the Closing Date, without interest (the “Per Company Series D Preferred Share Merger Consideration”); and (D) each 6.50% Series E Cumulative Redeemable Preferred Share of Beneficial Interest, par value $0.01 per share, of the Company (each, a “Series E Preferred Share”) issued and outstanding immediately prior to the Company Merger Effective Time will be automatically converted into the right to receive an amount in cash equal to $25.00 per share per share plus accrued and unpaid dividends, if any, up to and including the Closing Date, without interest (the “Per Company Series E Preferred Share Merger Consideration”, and, together with the Per Company Series C Preferred Share Merger Consideration and the Per Company Series D Preferred Share Merger Consideration, in the aggregate, the “Preferred Merger Consideration”); and (ii) at the effective time of the Partnership Merger (the “Partnership Merger Effective Time”), each Company Partnership Unit (as defined in the Merger Agreement) issued and outstanding immediately prior to the Partnership Merger Effective Time will be converted into the right to receive an amount in cash equal to the Per Company Share Merger Consideration, without interest (the “OP Merger Consideration”).

Notwithstanding the foregoing, (A) each issued and outstanding Company Common Share and/or Company Preferred Share held by Parent, REIT Merger Sub, the Company, any subsidiary of Parent or any subsidiary of the Company immediately prior to the Company Merger Effective Time, if any, will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor, (B) each Company Partnership Unit owned by Parent, OP Merger Sub or any of their respective subsidiaries as of immediately prior to the Partnership Merger Effective Time will be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor, and (C) each Company Partnership Unit, including any Company Preferred Partnership Units (as defined in the Merger Agreement), owned by the Company or any of its subsidiaries as of immediately prior to the Partnership Merger Effective Time will be unaffected by the Partnership Merger and will remain outstanding as a partnership unit of the Surviving Partnership held by the Company or its relevant subsidiary, and no consideration will be delivered in exchange therefor.

Company Equity Awards

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, (A) at the Company Merger Effective Time, each award of restricted Company Common Shares granted under the Company’s Amended and Restated 2012 Equity Incentive Plan (each a “Company Restricted Share Award”) that is outstanding as of immediately prior to the Company Merger Effective Time shall vest, and each Company Restricted Share Award will be canceled and converted into the right to receive a payment (without interest and subject to applicable tax withholding) equal to the product of (i) the number of Company Common Shares underlying such Company Restricted Share Award as of immediately prior to the Company Merger Effective Time and (ii) the Per Company Share Merger Consideration and (B)(i) at the Partnership Merger Effective Time, each Company LTIP Unit (as defined in the Merger Agreement) that is outstanding and unvested as of immediately prior to the Partnership Merger Effective Time shall vest and become transferable and (ii) immediately thereafter, effective as of the Partnership Merger Effective Time, the Company shall cause a Forced Conversion (as defined in the Merger Agreement) with respect to all Company LTIP Units then eligible for conversion (after giving effect to the vesting of all Company LTIP Units as described in clause (B)(i)) such that, as of the Partnership Merger Effective Time, each then outstanding Company LTIP Unit will be converted into an equal number of common Company Partnership Units (with such converted Company Partnership Units treated in the same manner under the Merger Agreement as other outstanding Company Partnership Units).

Closing Conditions

The consummation of the Mergers is subject to certain customary closing conditions, including, among others, the approval of the Company Merger by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Shares entitled to vote on the Company Merger and the other transactions contemplated by the Merger Agreement (the “Company Shareholder Approval”). The obligations of the parties to consummate the Mergers are not subject to any financing condition or the receipt of any financing by the Parent Parties. The Merger Agreement provides that, unless Parent otherwise notifies the Company in writing, the closing of the Mergers will not occur prior to November 28, 2023.

Representations, Warranties and Covenants

The Merger Agreement contains customary representations, warranties and covenants, including, among others, covenants by the Company to conduct its business in the ordinary course consistent with past practice, subject to certain exceptions, during the period between the execution of the Merger Agreement and the Company Merger Effective Time. The Merger Agreement also requires the Company to convene and hold a shareholders’ meeting for the purpose of obtaining the Company Shareholder Approval.

Prohibition on Solicitations of Transactions

The Company has agreed not to (i) directly or indirectly solicit, initiate or knowingly encourage or facilitate the making or submission of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Company Alternative Proposal or Inquiry (each as defined in the Merger Agreement); (ii) engage or participate in any discussions or negotiations regarding a Company Alternative Proposal or Inquiry with, or furnish any nonpublic information or access for the purpose of facilitating any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Alternative Proposal or Inquiry to, any person (with certain exceptions), and (iii) approve, recommend to enter into, or publicly propose to approve, recommend or enter into, an Alternative Acquisition Agreement (as defined in the Merger Agreement).

Prior to obtaining the Company Shareholder Approval, the Company may, upon receipt of a bona fide written Company Alternative Proposal that did not result from a breach in any material respect of the Company’s non-solicitation obligations and that constitutes, or could reasonably be expected to lead to, a Company Superior Proposal (as defined in the Merger Agreement), engage in discussions or negotiations with, or furnish nonpublic information to, the third party making such Company Alternative Proposal.

Prior to obtaining the Company Shareholder Approval, the Company Board may, in certain circumstances, effect a Company Change of Recommendation (as defined in the Merger Agreement) and/or terminate the Merger Agreement, subject to complying with specified notice requirements to Parent and other terms and conditions set forth in the Merger Agreement, including paying a Company Termination Payment (as defined below) in specified circumstances, as described below.

Termination of the Merger Agreement; Termination Payment

The Merger Agreement contains customary termination rights, including, among others, the right of either Parent or the Company to terminate the Merger Agreement if the Company Merger Effective Time has not occurred on or before 5:00 p.m. (Eastern Time) on February 27, 2024 (the “End Date”), if any Governmental Entity (as defined in the Merger Agreement) of competent jurisdiction has issued a final, non-appealable order permanently enjoining or otherwise prohibiting the consummation of the Mergers, or the Company Shareholder Approval has not been obtained upon a vote taken at the shareholders’ meeting or any adjournment or postponement thereof. The Merger Agreement also may be terminated by the Company under certain circumstances, including if, prior to obtaining the Company Shareholder Approval and after following certain procedures and adhering to certain restrictions, the Company Board (or a committee thereof) effects a Company Change of Recommendation in respect of a Company Superior Proposal and the Company pays Parent the Company Termination Payment (as defined below) or due to certain uncured material breaches of the Merger Agreement by any of the Parent Parties that causes certain conditions to the Closing not to be satisfied. In addition, Parent may terminate the Merger Agreement under certain circumstances and subject to certain restrictions, including if, prior to obtaining the Company Shareholder Approval, the Company Board or Company Transaction Committee effects a Company Change of Recommendation or due to certain uncured material breaches of the Merger Agreement by the Company or Company OP that causes certain conditions to the Closing not to be satisfied.

In certain specified circumstances further described in the Merger Agreement, in connection with the termination of the Merger Agreement, the Company will be required to pay Parent a termination fee of $30.0 million (the “Company Termination Payment”), including, among others, if Parent terminates the Merger Agreement after the Company Board makes a Company Change of Recommendation or if the Company terminates the Merger Agreement to enter into an alternative acquisition agreement with respect to a Company Superior Proposal.

In addition, in certain specified circumstances further described in the Merger Agreement, in connection with the termination of the Merger Agreement, Parent will be required to pay the Company a termination fee of $67.5 million (the “Parent Termination Payment”) upon termination of the Merger Agreement, including if the Company terminates the Merger Agreement as a result of the Parent Parties’ failure to close when otherwise obligated pursuant to the Merger Agreement or as a result of an uncured material breach of the Merger Agreement by the Parent Parties that causes certain conditions to the Closing not to be satisfied or as a result of the Closing not having occurred by the End Date in circumstances, in each case where the Company could have terminated as a result of the Parent Parties’ failure to close when otherwise obligated pursuant to the Merger Agreement.

Dividends

Pursuant to the terms of the Merger Agreement, the Company may declare and pay regular quarterly dividends and Company OP may declare and pay regular quarterly distributions, in each case, subject to certain limitations (the “Company Permitted Dividend”). The Company and Company OP may not pay dividends or distributions other than the Company Permitted Dividend without the written consent of Parent, except as necessary to preserve the Company’s tax status as a real estate investment trust or to avoid the imposition of income or excise taxes, subject to certain limitations.

The foregoing description of the Merger Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 hereto, and is incorporated herein by reference. The Merger Agreement has been attached as an exhibit to provide shareholders with information regarding its terms. It is not intended to provide any other factual or financial information about the Company, Company OP, the Parent Parties or any of their respective affiliates or businesses. The representations, warranties, covenants and agreements contained in the Merger Agreement were made only for the purposes of such agreement and as of specified dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties have been qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Shareholders should not rely on the representations, warranties, covenants and agreements contained in the Merger Agreement or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Company OP, the Parent Parties or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company, Company OP, the Parent Parties and their respective affiliates or businesses and the transactions contemplated by the Merger Agreement, each of which will be contained in or attached as an annex to the proxy statement that the Company will file in connection with the transactions contemplated by the Merger Agreement, as well as in the other filings that the Company will make with the Securities and Exchange Commission (the “SEC”).

Commitments and Guarantees

The Parent Parties have obtained debt and equity commitments for the transactions contemplated by the Merger Agreement, the aggregate proceeds of which will be sufficient for the Parent Parties to pay all amounts the Parent Parties may be obligated to pay pursuant to the Merger Agreement or the Mergers, including the Merger Consideration, the Preferred Merger Consideration and the OP Merger Consideration and all related fees and expenses.

Certain entities affiliated with the Parent Parties have committed to fund Parent, prior to or substantially concurrently with the Closing, with aggregate equity contributions in an amount equal to $400 million, subject to the terms and conditions set forth in such equity commitment letter, dated as of August 27, 2023.

The Parent Parties have delivered to the Company an executed debt commitment letter pursuant to which the lenders party thereto have committed to provide debt financing to Parent in an aggregate amount up to $1.05 billion, subject to the terms and conditions set forth in such debt commitment letter, dated as of August 27, 2023, to enable Parent to consummate the Mergers and make payments required under and in connection with the Merger Agreement.

In addition, certain entities affiliated with the Parent Parties have entered into a limited guarantee for certain other payment obligations of the Parent Parties under the Merger Agreement in favor of the Company (the “Limited Guarantee”), up to an aggregate amount equal to $75.0 million, subject to the terms and conditions of the Limited Guarantee.

Employment Agreement Amendments

On August 27, 2023, the Company’s Compensation Committee approved, and the Company entered into, amendments (the “Amendments”) to the employment agreements between the Company and each of Messrs. Jay Shah (Executive Chairman of the Company Board), Neil Shah (President and Chief Executive Officer), Ashish Parikh (Chief Financial Officer, Executive Vice President and Assistant Secretary) and Michael Gillespie (Chief Accounting Officer, Executive Vice President and Assistant Secretary) which (i) clarified the treatment of ungranted performance-based long-term incentive awards upon an involuntary termination of employment in connection with a change of control of the Company, and (ii) clarified that a change in the executive’s position, discretion or responsibilities that materially diminishes those in effect immediately prior to a change of control of the Company, including any change in the executive’s status as an officer of a public company following a change of control, constitutes “good reason” for purposes of the employment agreements.

The foregoing description of the Amendments is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Amendment attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On August 28, 2023, the Company issued a press release announcing the execution of the Merger Agreement. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. Furnished as Exhibit 99.3 and Exhibit 99.4 hereto and incorporated herein by reference are certain communications by Hersha, including communications by Hersha with its employees and general managers in connection with the Mergers.

The information contained in Item 7.01 of this report, including the information in Exhibit 99.1 attached to this report, is furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Furthermore, the information in Item 7.01 of this report, including the information in Exhibit 99.1 attached to this report, shall not be deemed to be incorporated by reference in the filings of the registrant under the Securities Act of 1933, as amended.

Item 8.01	Other Events

Voting Agreements

Concurrently with the execution and delivery of the Merger Agreement, each of Neil Shah, Jay Shah, Ashish Parikh and Michael Gillespie, in their individual capacities and as trustees of certain trusts named therein (collectively,, the “Subject Equityholders”) entered into separate voting agreements (the “Voting Agreements”) with Parent.

Pursuant to the terms of the Voting Agreements, each Subject Equityholder agreed, among other things, to vote certain issued and outstanding Company Common Shares and Company Partnership Units currently beneficially owned or thereafter acquired by such Subject Equityholder (i) in favor of (A) the approval of the Mergers and any other matters expressly contemplated by the Merger Agreement or necessary or reasonably requested by Parent for the consummation of the Mergers and the other transactions contemplated thereby and (B) any proposal to adjourn or postpone such meeting of the shareholders of the Company or the limited partners of the Company OP to a later date if there are not sufficient votes to approve the Mergers, and (ii) against (A) any Company Alternative Proposal, Alternative Acquisition Agreement or any of the transactions contemplated thereby, and (B) any action which would reasonably be expected to prevent, materially delay or materially adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Mergers, in each case, subject to the limitations set forth in the applicable Voting Agreement.

As of the date hereof, the Company Common Shares and Company Partnership Units currently beneficially owned and subject to the Voting Agreements represent, in the aggregate, approximately 3.81% of the outstanding Company Common Shares and 13.71% of the outstanding Company Partnership Units.

Subject to certain exceptions, each Voting Agreement prohibits certain transfers by the Subject Equityholders of any of the Company Common Shares or Company Partnership Units subject to such Voting Agreement until the termination of the Voting Agreement and certain other actions that would impair the ability of the Subject Equityholders to fulfill their respective obligations under their respective Voting Agreement. The Voting Agreements also contain non-solicitation covenants with respect to alternative transactions generally similar to those contained in the Merger Agreement with respect to the Company.

Each Voting Agreement terminates automatically on the earliest to occur of (i) the Company Merger Effective Time, (ii) the delivery of written notice by the Company to Parent of a Company Change of Recommendation made in compliance with the Merger Agreement, (iii) upon any Adverse Amendment (as defined in the Voting Agreements) being made without such Subject Equityholder’s prior consent, (iv) the valid termination of the Merger Agreement and (v) mutual written consent of the parties to such Voting Agreement.

The foregoing description of the Voting Agreements is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of, the form of voting agreement attached hereto as Exhibit 99.2 and incorporated herein by reference.

Additional Information and Where to Find It

In connection with the proposed transaction, the Company plans to file relevant materials with the SEC, including a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each shareholder entitled to vote at the special meeting relating to the proposed transaction. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO CAREFULLY READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE TRANSACTION. The definitive proxy statement, the preliminary proxy statement, and any other relevant materials in connection with the transaction (when they become available) and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov or by accessing the Investor Relations section of the Company’s website at https://www.hersha.com.

Participants in the Solicitation

The Company and its trustees and certain of its executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from the Company’s shareholders with respect to the proposed transaction. Information about the Company’s trustees and executive officers and their interests in the Company’s securities is set forth in the Company’s proxy statement on Schedule 14A for its 2023 annual meeting of shareholders, filed with the SEC on April 13, 2023, and subsequent documents filed with the SEC.

Additional information regarding the identity of participants in the solicitation of proxies, and a description of their direct or indirect interests in the proposed transaction, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed transaction when they become available.

Cautionary Statement Regarding Forward Looking Statements

This Current Report on Form 8-K (this “Report”) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements containing the words, “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may,” “could,” “will,” “would,” “forecast,” “project,” “potential,” “likely,” or the negative of these words and words of similar import. Such forward-looking statements relate to future events, the Company’s plans, strategies, prospects and future financial performance, and involve known and unknown risks that are difficult to predict, uncertainties and other factors that are, in some cases, beyond the Company’s control and which could materially affect its actual results, performance or achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Readers should specifically consider the various factors identified in this Report and other reports filed by the Company with the SEC, including, but not limited to those discussed in the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Conditions and Results of Operations” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and the Company’s subsequent periodic reports filed with the SEC that could cause actual results to differ.

Statements regarding the following subjects are forward-looking by their nature: the Company’s business or investment strategy; the Company’s projected operating results; the Company’s ability to generate positive cash flow from operations; the Company’s distribution policy; the Company’s liquidity and management’s plans with respect thereto; completion of the proposed transaction; the Company’s ability to maintain existing financing arrangements, including compliance with covenants and its ability to obtain future financing arrangements or refinance or extend the maturity of existing financing arrangements as they come due; the Company’s ability to negotiate with lenders; the Company’s understanding of its competition; market trends; projected capital expenditures; the impact of inflation and the change in interest rates; the potential effects of a pandemic or epidemic; the supply and demand factors in the Company’s markets or sub-markets, or a potential recessionary environment; the Company’s access to capital on the terms and timing expected; the restoration of public confidence in domestic and international travel; permanent structural changes in demand for conference centers by business and leisure clientele; and the Company’s ability to dispose of selected hotel properties on the terms and timing expected, if at all.

Forward-looking statements are based on the Company’s beliefs, assumptions, projections and expectations, taking into account all information currently available. These beliefs, assumptions, projections and expectations are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances, many of which are beyond the Company’s control, and which can change as a result of many possible events or factors, not all of which are known to the Company. If a change occurs, the Company’s business, financial condition, liquidity and results of operations may vary materially from those expressed in forward-looking statements. Readers should not place undue reliance on forward-looking statements.

Important factors that the Company thinks could cause actual results to differ materially from expected results are summarized below. New factors emerge from time to time, and it is not possible for the Company to predict which factors will arise. In addition, the Company cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

The following non-exclusive list of factors could also cause actual results to vary from our forward-looking statements: the ability to complete the proposed transaction on the proposed terms or on the anticipated timeline, or at all, including risks and uncertainties related to securing the Company's shareholder approval and satisfaction of other closing conditions to consummate the proposed transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement relating to the proposed transaction; risks that the proposed transaction disrupts the Company’s current plans and operations or diverts the attention of the Company’s management or employees from ongoing business operations; the risk of potential difficulties with the Company’s ability to retain and hire key personnel and maintain relationships with third parties as a result of the proposed transaction; the failure to realize the expected benefits of the proposed transaction; the risk that the proposed transaction may involve unexpected costs and/or unknown or inestimable liabilities; the risk that the Company’s business may suffer as a result of uncertainty surrounding the proposed transaction; the risk that shareholder litigation in connection with the proposed transaction may affect the timing or occurrence of the proposed transaction or result in significant costs of defense, indemnification and liability; effects relating to the announcement of the transaction or any further announcements or the consummation of the transaction on the market price of the Company’s common shares; general volatility of the capital markets and the market price of the Company’s common shares; changes in the Company’s business or investment strategy; availability, terms and deployment of capital; changes in the Company’s industry and the market in which it operates, interest rates, or the general economy; decreased international travel because of geopolitical events, including terrorism and current U.S. government policies such as immigration policies, border closings, and travel bans related to COVID-19; widespread adoption of teleconference and virtual meeting technologies could reduce the number of in person business meetings and demand for travel and the Company’s services; uncertainty surrounding the financial stability of the United States, Europe and China; the degree and nature of competition; financing risks, including (i) the risk of leverage and the corresponding risk of default on the Company’s mortgage loans and other debt, including default with respect to applicable covenants, (ii) potential inability to obtain waivers of covenants or refinance or extend the maturity of existing indebtedness and (iii) the Company’s ability to negotiate with lenders; levels of spending in the business, travel and leisure industries, as well as consumer confidence; declines in occupancy, average daily rate and RevPAR and other hotel operating metrics;  hostilities, including future terrorist attacks, or fear of hostilities that affect travel; financial condition of, and relationships with, the Company’s joint venture partners, third-party property managers, and franchisors; increased interest rates and operating costs and the impact of inflation; ability to complete development and redevelopment projects; risks associated with potential dispositions of hotel properties; availability of and the Company’s ability to retain qualified personnel; decreases in tourism due to pandemics, geopolitical instability or changes in foreign exchange rates; the Company’s failure to maintain its qualification as a real estate investment trust, under the Internal Revenue Code of 1986, as amended; environmental uncertainties and risks related to natural disasters and increases in costs to insure against those risks; changes in real estate and zoning laws and increases in real property tax rates; the uncertainty and economic impact of pandemics, epidemics, or other public health emergencies or fear of such events, and the measures that international, federal, state and local governments, agencies and/or health authorities may implement to address such events, which may have adverse effects on the Company’s financial conditions, results of operations, cash flows, and performance for an indefinite period of time; world events impacting the ability or desire of people to travel, which may lead to a decline in demand for hotels; and the factors discussed in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 under the headings “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” and in other reports the Company files with the SEC from time to time.

These factors are not necessarily all of the important factors that could cause our actual results, performance or achievements to differ materially from those expressed in or implied by any of our forward-looking statements. Other unknown or unpredictable factors, many of which are beyond our control, also could harm our results, performance or achievements.

All forward-looking statements contained in this Report are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made, and the Company disclaims any obligation to update publicly any of these statements to reflect actual results, new information, or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If the Company updates one or more forward-looking statements, no inference should be drawn that the Company will make additional updates with respect to those or other forward-looking statements.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit	Description

2.1*
Agreement and Plan of Merger, dated as of August 27, 2023, by and among Hersha Hospitality Trust, Hersha Hospitality Limited Partnership, 1776 Portfolio Investment, LLC, 1776 Portfolio REIT Merger Sub, LLC, and 1776 Portfolio OP Merger Sub, LP.

10.1	Form of Amendment to Third Amended and Restated Employment Agreement.
99.1	Press Release, issued August 28, 2023.
99.2*	Form of Voting and Support Agreement.
99.3	Notice to Employees.
99.4	Notice to General Managers.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Certain exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERSHA HOSPITALITY TRUST

Dated: August 28, 2023

	By:	/s/ Ashish R. Parikh
Ashish R. Parikh
Chief Financial Officer